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                                                                    Exhibit 10.9

                                    AGREEMENT

     This Agreement is entered into this the ____ day of December, 1996, between RAINBOW PIPE LINE COMPANY ("RAINBOW") and MADISON PIPE LINE COMPANY ("MADISON"), together, "THE COMPANIES".

     1.) Both Rainbow and Madison own gathering systems in the Ft. Trinidad area of Madison, Leon and Houston Counties, Texas. Currently, each company maintains an operating staff. Operators who deliver gas to the system are required to dehydrate and compress the gas from each well to meet the Companies' downstream specifications.

     2.) The Companies desire to enter into a mutual agreement whereby they can share each others assets, provide additional service in compression and dehydration, jointly market the gas throughput and cut expenses. The project shall be called the "FT. TRINIDAD PIPELINE".

     3.) In furtherance of the goals set out in Paragraph 2, the Companies agree as follows:

          A.) PIPELINES - Rainbow currently owns the pipelines shown in Blue on Exhibit "A" attached hereto. Madison currently owns the pipelines shown in Red on Exhibit "A" attached hereto. Each party shall continue to own the pipelines and metering stations it currently owns, during the term of this Agreement. Each party shall, however, make available to Ft. Trinidad Pipeline the

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          use of throughput in any of the lines shown on Exhibit "A" Central
          Facility.

          B.) COMPRESSION - The Companies shall construct a central compression and dehydration facility near Seven J Well #20 (PATTERSON CENTRAL COMPRESSION STATION). The station shall be operated as a part of the Ft. Trinidad Pipeline. The costs, in equipment, labor or dollars shall be split equally between the Companies. The Companies shall jointly own the facility in equal shares.

          C.) OPERATOR - The Ft. Trinidad Pipeline and the Patterson Central Station shall be operated by Rainbow Pipe Line Company. For this service, Rainbow shall receive an operating fee overhead equal to $2,000 per month from the project owners.

          D.) COSTS - The following costs shall be apportioned to the owners in their respective ownership percentages:

                 i.) Operating costs of the Ft. Trinidad Pipeline and Patterson Central Station, including direct labor, supervision, and associated costs.

                ii.) Repair and replacement of Ft. Trinidad Pipeline and Patterson Central Station. Repair and replacement items of the pipeline shall become the property of the owner of that section of pipeline. Repair and replacement items of Patterson Central Station shall be jointly owned.

               iii.) New construction on the pipeline system shall be negotiated between the Companies

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                      on a project by project basis, taking into account the
                      location, size and profitability of the project.

                iv.) New construction on the Patterson Central Station shall be undertaken on an approved AFE basis and shall be jointly owned, provided that no written AFE is required if the estimated expenditure is less than $10,000.

                 v.) Depreciation on the pipelines shall remain with the owner of each section of pipeline. Depreciation on Patterson Central Station shall be for the joint account.

                vi.) Ad Valorem taxes shall remain with the owner of each section of pipeline. Ad Valorem taxes on Patterson Central Station shall be for the joint account.

          E.) REVENUES - The following revenues shall be apportioned to the owners in their respective ownership percentages:

                 i.)  Revenue from sales of gas.

                ii.)  Revenue from sales of natural gas liquids.

               iii.) Any transportation, dehydration or compression revenues received by the project.

                iv.)  Any other revenues generated by the project.

          F.) PURCHASE CONTRACTS - The contracts which Rainbow and Madison have with producers shall become the property of the joint account, provided however that upon dissolution of the project, each existing contract shall revert and become the property of the company whose pipeline connects to that well.

          G.) SALE CONTRACTS - Gas and natural gas liquids from the Ft. Trinidad Pipeline and the Patterson Central

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          Station shall be jointly marketed. Any sale contracts of either party shall become the property of the joint account.

     4.) TERM - The term of this contract shall be for one year from December 1, 1996, and from month to month thereafter, until canceled by one party giving three (3) calendar months written notice to the other party of its intent to terminate.

     5.) IRS CODE - This agreement is not intended to create, and shall be construed to create, a relationship of partnership or an association for profit between or among the parties hereto. Notwithstanding any provision herein that the rights and liabilities hereunder are several and not joint or collective, or that this agreement and operations hereunder shall not constitute a partnership, if, for federal income tax purposes, this agreement and the operations hereunder are regarded as a partnership, each party hereby affected elects to be excluded from the application of all of the provisions of Subchapter "K", Chapter 1, Subtitle "A", of the Internal Revenue Code of 1954, as permitted and authorized by Section 761 of the code and the regulations promulgated thereunder. Operator is authorized and directed to execute on behalf of each party hereby affected such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including

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     specifically, but not by way of limitation, all of the returns, statements, and the data required by Federal Regulations 1.761. Should there be any requirement that each party hereby affected give further evidence of this election, each such party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. No such party shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of the state or states in which the Contract Area is located or any future income tax laws of the United States contain provisions similar to those in Subchapter "K", Chapter 1, Subtitle "A", of the Internal Revenue Code of 1986, under which an election similar to that provided by Section 761 of the Code is permitted, each party hereby affected shall make such election as may be permitted or required by such laws. In making the foregoing election, each such party states that the income derived by such party from operations hereunder can be adequately determined without the computation of partnership taxable income.

     6.)  ADDRESSES - The addresses of the parties for notice are as follows:

                    Rainbow Pipe Line Company
                    12450 Greenspoint Drive, Suite 1260
                    Houston, Texas  77060-1916
                    Phone:  281/874-2101
                    Fax  :  281/874-2107

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                    Madison Pipe Line Company
                    1453 Esperson Building
                    808 Travis
                    Houston, TX  77002-5701
                    Phone:  713/228-8900
                    Fax  :  713/228-8913

     7.) This Agreement shall be construed under the laws of the State of Texas.

     SIGNED this the ______ day of December, 1996.

RAINBOW PIPE LINE COMPANY:         MADISON PIPE LINE COMPANY:

_________________________          _________________________
John R. Parten, President          John R. Parten, President


_________________________          _________________________
Joel Hazlett, General Manager      R. F. Pratka, Vice President

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